Exhibit 4.5

INTERNATIONAL FLAVORS & FRAGRANCES INC.

PERFORMANCE-BASED RESTRICTED STOCK UNITS (“PSU”) INDUCEMENT AWARD AGREEMENT

(the “PSU INDUCEMENT AWARD AGREEMENT”)

Participant: J. Erik Fyrwald

Date of Grant: March 1, 2024

Total Target Number of Performance-Based Stock Units: 68,750

This PSU Inducement Award Agreement, dated as of March 1, 2024 (the “Grant Date”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and Erik Fyrwald (the “Participant”) as a material inducement for the Participant to accept an offer of employment with the Company. This PSU Award (the “PSU Award”) is made outside the terms of the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”) and the share reserve thereunder, as an “employment inducement award” within the meaning of NYSE Manual 303A.08. Notwithstanding the foregoing, subject to the terms and conditions herein and the PSU Terms and Conditions (which are made a part hereof and are incorporated herein by reference), the PSU Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

Settlement of the PSU Award in respect of each Performance Segment will be determined by the Committee based on achievement of the Performance Measure set forth below.

Performance Segment	PSU Target (# of PSUs)	Performance Measure (Dividend-Adjusted Stock Price) and Performance Level Achievement	PSU Funding % of Target	Settlement of PSU Award

March 1, 2024 to March 1, 2027	68,750	<$106.48	0%	Awards are settled by delivery of one share of Common Stock for each vested PSU
		$106.48 (Threshold)	50%
		$113.91	100%
		$121.67	150%
		$138.25	200%
		≥$156.25 (Maximum)	250%
		Minimum Funding Opportunity
		If (x) the Company’s three-year Relative TSR is at or above the 67th percentile of the S&P 500 companies and (y) the Company’s three-year Absolute TSR is positive	The PSU Award will be funded at a minimum of 50%

BY ELECTRONICALLY ACCEPTING THIS PSU AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THIS PSU INDUCEMENT AWARD AGREEMENT AND THE PSU TERMS AND CONDITIONS AND RELATED ADDENDUM. THE PARTICIPANT HAS REVIEWED THE PLAN, THE PSU INDUCEMENT AWARD AGREEMENT AND THE PSU TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE PSU AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS PSU INDUCEMENT AWARD AGREEMENT AND THE PSU TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT’S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE PSU INDUCEMENT AWARD AGREEMENT OR THE PSU TERMS AND CONDITIONS.

Accepted: J. Erik Fyrwald	Date:

INTERNATIONAL FLAVORS & FRAGRANCES INC.

PSU INDUCEMENT AWARD AGREEMENT

TERMS AND CONDITIONS (the “PSU TERMS AND CONDITIONS”)

These PSU Terms and Conditions are a part of the International Flavors & Fragrances Inc. (the “Company”) PSU Inducement Award Agreement. The PSU Award granted hereunder is made outside the terms of the Plan and the share reserve thereunder, as an “employment inducement award” within the meaning of NYSE Manual 303A.08. Notwithstanding the foregoing, subject to the terms and conditions herein, the PSU Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these PSU Terms and Conditions and the Plan, the provisions of the Plan shall govern. The Participant and the Company agree that this PSU Award is granted under and governed by the terms and conditions of this PSU Inducement Award Agreement, and will otherwise be subject to the Plan and will be governed as if it had been granted under the Plan, other than with respect to the share reserve under the Plan, which will not be affected by this PSU Award. the Participant has reviewed the Plan and this PSU Inducement Award Agreement and fully understand all provisions of this PSU Inducement Award Agreement, including the Plan.

1.

Amount of PSU Award. As of the Grant Date, the Participant shall be eligible to receive a PSU Award in respect of the target number of PSUs specified in the PSU Inducement Award Agreement, as such amount may be adjusted as described in Section 7 below. The PSU Award provides Participant with a contractual right to receive one share of Common Stock for each PSU being settled upon vesting.

2.

Eligibility for Award. A Participant’s eligibility for a PSU Award shall be at the discretion of the Committee. The grant of a PSU Award is a one-time benefit and does not create any contractual or other right to receive any future PSU Award.

3.

Achievement of Performance Measure. The PSU Award provides the Participant with an opportunity to receive a PSU Award payout in shares of Common Stock (the “PSU Award Payment”), if the Company achieves a satisfactory level of performance (each, a “Performance Achievement Level”) in respect of one or more measures (each, a “Performance Measure”) specified by the Committee in the PSU Inducement Award Agreement. Performance Measures must be met over a discrete period of time (the “Performance Segment”) within or over a multi-year performance period, as specified in the PSU Inducement Award Agreement. The Committee may, in its discretion, adjust the Performance Measure or the Performance Achievement Level as it deems appropriate, based on such factors as the Committee may deem relevant.

4.

Employment Condition. Subject to Sections 11 and 12 below, the Participant must remain Employed by the Company continuously from the Grant Date of the PSU Award through the Vesting Date (as defined below). Accordingly, there is no partial payout for PSU Awards, except as provided in Section 11 below.

5.

Total PSU Target. The PSU Inducement Award Agreement specifies the Participant’s target number of PSUs that may vest with respect to the Performance Segment (the “PSU Target”), which provides the Participant with an opportunity to receive a PSU Award Payment in an amount equal to the PSU Target. However, the actual PSU Award Payment may be less than or greater than the PSU Target, depending on the performance of the Company during the Performance Segment, as described below.

6.

Vesting and Account. Except as otherwise provided herein, the PSU Award for the Performance Segment will vest upon satisfaction of each of the following two conditions: (i) the Committee’s determination that the applicable Performance Achievement Level has been achieved in respect of a Performance Measure and (ii) the Participant remaining Employed by the Company continuously from the Grant Date of the PSU Award through the last day of the Performance Segment (the “Vesting Date”). Prior to the Vesting Date, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of PSUs credited to a Participant’s account, if any.

7.	Achievement of Performance Achievement Levels.

(a)

The Committee shall specify the Performance Achievement Levels for the Performance Segment. If the Performance Achievement Level is equal to $113.91, the PSU Award shall be equal to the PSU Target for the Performance Segment. If the Performance Achievement Level is equal to $106.48 (“Threshold”), the PSU Award for the Performance Segment shall be equal to 50% of the PSU Target for the Performance Segment. If the Performance Achievement Level is equal to $121.67, the PSU Award for the Performance Segment shall be equal to 150% of the PSU Target for the Performance Segment. If the Performance Achievement Level is equal to $138.25, the PSU Award for the Performance Segment shall be equal to 200% of the PSU Target for the Performance Segment. If the Performance Achievement Level is equal to $156.25 (“Maximum”), the PSU Award for the Performance Segment shall be equal to 250% of the PSU Target for the Performance Segment. If less than the Threshold is met, no PSUs shall be earned with respect to the PSU Award and such PSU Award shall be forfeited, unless the Minimum Funding Opportunity (as defined in Section 7(b) below) is met. In no event shall the PSU Award Payment for the Performance Segment be more than 250% of the PSU Target for the Performance Segment.

(b)

Notwithstanding the foregoing stated in Section 7(a), if (x) the Company’s three-year Relative TSR (as defined below) is at or above the 67th percentile of the S&P 500 companies and (y) the Company’s three-year Absolute TSR (as defined below) is positive, the PSU Award will be funded at a minimum of 50% of the PSU Target (the “Minimum Funding Opportunity”).

8.	Performance Metrics.

(a)

The Committee has established Dividend-Adjusted Ending Stock Price as the Performance Metric for the Performance Segment. Dividend-Adjusted Ending Stock Price is calculated by adding (x) the average closing price for the twenty (20) consecutive trading days preceding March 1, 2027 (the “Measurement Date”) to (y) the aggregate value of any dividends paid or declared on IFF shares between the Grant Date and the Measurement Date (assuming such dividends are reinvested in IFF shares).

(b)	For the purposes of the Minimum Funding Opportunity, the Company has established Relative TSR and Absolute TSR as the Performance Metrics.

(i)

Relative TSR is calculated by measuring the change in the market price of a share of Common Stock plus dividends paid or declared (assuming such dividends are reinvested in shares of Common Stock) for the Company and the S&P 500 companies (as determined on the Grant Date) between the Grant Date and Measurement Date. The market price for purposes of calculating the Relative TSR of the Company and the S&P 500 for the Performance Segment is determined based on the average closing price per share of the applicable company over the period of twenty (20) consecutive trading days preceding the Grant Date and the Measurement Date.

(ii)

Absolute TSR is calculated by measuring the change in the market price of a share of Common Stock plus dividends paid or declared (assuming such dividends are reinvested in shares of Common Stock) between the Grant Date and the Measurement Date. The market price for purposes of calculating the Absolute TSR of Common Stock is determined based on the average closing price per share of Company Common Stock over the period of twenty (20) consecutive trading days preceding the Grant Date and the Measurement Date.

(c)	The Committee may, in its discretion, adjust the Performance Metrics or the Performance Achievement Level as they deem appropriate, based on such factors as the Committee may deem relevant.

(d)

Unless otherwise determined by the Committee at the time it sets the Performance Achievement Levels at the beginning of a Performance Segment, the measurement of any Performance Metric shall correspond to the amounts used by the Company in its earnings release for the applicable period.

9.

Settlement of the Award. Upon vesting as provided pursuant to the terms and conditions set forth herein, the PSU Award will be settled by delivery of one share of Common Stock, for each vested PSU being settled. Such settlement shall occur within thirty (30) days following the Vesting Date, but in any event no later than March 15th of the year following the year in which the Performance Segment ends.

10.	Voting Rights and Dividends. PSUs do not provide voting or dividend rights until fully vested and no dividends or dividend equivalents will be paid or credited on any unvested PSUs.

11.	Termination of Employment; Leave of Absence. A Participant’s rights under the PSU Award following termination of Employment shall be determined in accordance with the following provisions:

(a)

Termination Without Cause; Termination with Good Reason; Due to Death or Disability. Except as provided in Section 12, upon a termination without Cause, with Good Reason, or due to Disability (each as defined in the letter agreement dated as of January 11, 2024, by and between the Company and the Participant) or death (each a “Qualifying Termination”), vesting will accelerate on a pro-rated basis based on actual performance through the date of termination. The pro-rata portion shall be determined by dividing the number of full months worked during the Performance Segment prior to the Participant’s termination of Employment by 36 months.

(b)

Resignation or Termination With Cause. If the Participant resigns (other than as set forth in subsections 11(a)) or is terminated by the Company for Cause, then all outstanding unvested PSUs will be immediately forfeited.

(c)

Leave of Absence: If the Participant is not in active Employment for any portion of the Performance Segment as a result of a paid or unpaid leave of absence, the amount of the PSU Award may be further adjusted, subject to local legal requirements and applicable Company policies that govern leaves of absence.

12.

Change in Control. In the event of a Change in Control as defined in the Executive Severance Policy (the “ESP”), the outstanding, unvested portion of the PSU Award will be converted into a number of time-based restricted stock units on a one-to-one basis, based on actual performance as of the date of the Change in Control. As restricted stock units, in the event of a Qualifying Termination within two (2) years of such Change in Control, all outstanding unvested restricted stock units will become immediately vested as of the date of termination and will be settled within thirty (30) days following the date of the Participant’s termination.

13.

Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, any PSU Award made or payable shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan, Section 9 of the ESP and the Company’s Policy for the Recovery of Erroneously Awarded Compensation, in each case, to the extent applicable under the terms and conditions thereof. By acknowledging these PSU Terms and Conditions, the Participant acknowledges that any other cash or shares of Common Stock provided to the Participant following the Grant Date and under the PSU Award, are subject to the provisions of Section 32 of the Plan, Section 9 of the ESP and the Company’s Policy for the Recovery of Erroneously Awarded Compensation, in each case, to the extent applicable under the terms and conditions thereof.

14.

Limits on Transfers of Awards. Except as provided by the Committee, no PSU Award and no right under any PSU Award, shall be assignable, alienable, saleable, or transferable by a Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.

15.

Section 409A. Notwithstanding anything herein or in the Plan to the contrary, no payment or settlement of shares of Common Stock that constitute “non-qualified deferred compensation” for purposes of Section 409A of the Code will be made under these PSU Terms and Conditions to any Participant on account of such Participant’s termination of Employment, if on such date, the Participant is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto) until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such Participant’s termination of Employment and (ii) the date of such Participant’s death.

16.	Administration.

(a)	Administration. The Board has delegated administrative authority to the Committee and the PSU Award shall be administered by the Committee.

(b)

Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of a PSU Award and may adopt, amend or revoke any rule or regulation established for the proper administration of a PSU Award. The Committee shall have the ability to modify the PSU Award provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participants will receive PSU Awards. The Committee or its designee, if applicable, will oversee PSU Award calculations. All interpretations, decisions, or determinations made by the Committee or its designee, if applicable, pursuant to a PSU Award shall be final and conclusive.

17.

Amendment; Termination of the PSU Award. The Committee has the right to revise, modify or terminate a PSU Award in whole or in part at any time or for any reason, and the right to modify any PSU Target or PSU Award Payment in accordance with Section 31 of the Plan.

18.

Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by a PSU Award or these PSU Terms and Conditions in accordance with Section 20 of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable, in connection with any payment of a PSU Award in accordance with Section 20 of the Plan. Further, the Participant agrees to any deduction or set off by the Company as provided under Section 26 of the Plan.

19.

Severability; Survival of Terms. Should any provision of a PSU Award or these PSU Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the PSU Award or these PSU Terms and Conditions. These PSU Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

20.

Entire Agreement; Dispute Resolution. These PSU Terms and Conditions and all addendums hereto and the PSU Inducement Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

21.	Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.

22.

Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to a PSU Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.

Governing Law. These PSU Terms and Conditions and the PSU Inducement Award Agreement shall be governed by and construed according to the laws of the State of New York and the United States without regard to principles of conflict of law.

24.

Consent for Data Transfer. By accepting these PSU Terms and Conditions, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein, including for the purpose of managing and administering the PSU Award, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other entitlement to shares of Common Stock or other equity of the Company awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the PSU Award and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the PSU Award. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s PSU Award, including any requisite transfer of such Data as may be required for the administration of the PSU Award and/or the subsequent holding of shares of Common Stock or equity on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the PSU Award. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to continue to hold, or receive settlement of, the PSU Award.

25.

Addendum. If Participant transfers Participant’s residence and/or Employment to another country, at the time of transfer, alternative terms and conditions for such country will apply to the PSU Award to the extent that application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the PSU Award, in each case as the Company determines in its sole discretion. Any such alternative terms and conditions shall constitute part of these PSU Terms and Conditions.

26.

Private Placement. The grant of PSUs to Participants outside of the United States is not intended to be a public offering of securities in Participant’s country of residence (and country of Employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) outside of the United States, and the grant of the PSUs is not subject to the supervision of the local securities authorities outside of the United States.

27.

Notices. Any notice required or permitted to be given under these PSU Terms and Conditions or the PSU Inducement Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

International Flavors & Fragrances Inc.

521 W. 57th Street

New York, New York 10019

Attn: Chief Human Resources Officer

If to the Participant:

To the last address delivered to the Company by the Participant in the manner set forth herein.